Exhibit 10.1

Effective May 9, 2023
DARLING INGREDIENTS INC.
Non-Employee Director Compensation Program

1.Purpose. This Non-Employee Director Compensation Program (the “Program”) is adopted by the Board of Directors (the “Board”) of Darling Ingredients Inc. (the “Company”). This Program is adopted pursuant to the Darling Ingredients Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”). Capitalized terms defined in the 2017 Plan that are used herein without being defined shall have the same meanings as set forth in the 2017 Plan.
2.Participants. Each Non-Employee Director shall participate in the Program (each, a “Participant”).
3.Restricted Stock Units.
3.1 Grant.
(a)Immediately following the conclusion of the Company’s annual meeting of stockholders (the “Annual Meeting”) in each year, beginning with the Annual Meeting to be held in 2022, and subject to the availability of shares of common stock of the Company, $0.01 par value per share (“Common Stock”), under the 2017 Plan, each Participant elected to the Board at such Annual Meeting shall, automatically and without necessity of any action by the Board or any committee thereof, receive the number of Restricted Stock Units equal to the quotient of (i) the grant value approved by the Board (which grant value shall remain in effect until modified by the Board) divided by (ii) the Fair Market Value of a share of Common Stock on the date of the grant (reduced to the nearest whole number) (such number of Restricted Stock Units, the “Annual RSU Grant Amount”), subject to the terms and conditions of this Program and the 2017 Plan. A Restricted Stock Unit is the right, subject to the terms and conditions of the Program and the 2017 Plan, to receive a distribution of a share of Common Stock, pursuant to Section 3.7 below.
(b)Each Participant elected or appointed on a date other than the date of an Annual Meeting shall, on the date the Non-Employee Director commences service on the Board and automatically and without necessity of any action by the Board or any committee thereof, receive a pro-rated grant for the number of Restricted Stock Units (reduced to the nearest whole number) equal to (i) the product of (A) the Annual RSU Grant Amount applicable to the immediately preceding Annual Meeting, multiplied by (B) the quotient of (1) the number of days before the next Annual Meeting divided by (2) the number of days from the immediately preceding Annual Meeting until the next regularly scheduled Annual meeting divided by (ii) the Fair Market Value of a share of Common Stock on the date of the grant (reduced to the nearest whole number); provided, however, if the next Annual Meeting date has not been approved by the Board at the time of grant, for purposes of this calculation it should be assumed that 365 days will elapse between the two Annual Meetings.
3.2Restricted Stock Unit Agreement. Each Restricted Stock Unit grant shall be subject to the Company’s standard form of restricted stock unit agreement previously approved by the Board.
3.3Restricted Stock Unit Account. The Company shall maintain an account (“RSU Account”) on its books in the name of each Participant, which shall reflect the number of Restricted Stock Units awarded to a Participant that the Participant is eligible to receive under this Program and which have not yet been distributed to the Participant in accordance with Section 3.7 hereof.
3.4Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of a Participant’s Restricted Stock Unit award pursuant to Section 3.7 below, the Company shall credit to a cash account maintained by the Company on its books in the name of the Participant with respect to the Restricted Stock Units an amount equal in value to the dividends that the Participant would have received had the Participant been the actual owner on the record date of the number of shares of Common Stock represented by the Restricted Stock Units in the Participant’s RSU Account on that date (“Dividend Equivalents”). No interest or earnings shall be credited with respect to the Dividend Equivalents. Such Dividend Equivalents shall be subject to the same forfeiture, vesting, and distribution provisions of this Program applicable to the Restricted Stock Units to which such Dividend Equivalents relate.
3.5Forfeiture. Except as set forth in Section 3.6, if a Participant incurs a Separation from Service, as defined below, prior to the Vesting Date, as defined below, the Participant’s Restricted Stock Units shall be forfeited and revert to the Company, and the Company shall have no obligation to pay any Dividend Equivalents pursuant to Section 3.4 above with respect to the forfeited Restricted Stock Units. The Company shall have no further obligation to such a Participant under the Program with respect to such Restricted Stock Units. For purposes of this Program, the term “Separation from Service” shall mean the date on which the Participant’s membership on the Board terminates for any reason, including resignation or retirement.
3.6Vesting. A Participant shall become 100% vested in the Restricted Stock Units granted hereunder upon the date (the “Vesting Date”) that is the earliest to occur of (a) the one-year anniversary of the Grant Date (the “Regular Vesting Date”), (b) the date of the Participant’s death, Disability or Retirement, and (c) the date of a Change in Control, provided that the Participant has not incurred a Separation from Service prior to the earliest of the foregoing three events; provided, however, if the Participant has a Separation from Service for any reason other than death, Disability or Retirement before the Regular Vesting Date, the Participant shall become vested in a prorated portion of the Restricted Stock Units as of the date of such Separation from Service based on the number of days from the Grant Date to the date of

Separation from Service divided by 365, and any Restricted Stock Units not so     vested shall be forfeited.
(a)For purposes of this Program, “Disability” shall mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment as determined by the Board in its sole discretion; provided, however, that the Participant shall recuse himself or herself from the determination as to his or her own Disability.
(b)For purposes of this Program, “Retirement” shall mean the Participant’s separation from the Board due to the decision of the Participant to not stand for re-election as a Non-Employee Director, provided that the Participant completes his or her current term as a Non-Employee Director by serving as a Non-Employee Director through the date of the Annual Shareholders Meeting following the Grant Date.
3.7Distribution. Subject to any deferral election completed by the Participant and Section 409A of the Code, the Restricted Stock Units  shall be payable to the Participant in a single lump sum payment within sixty (60) days following the Participant’s Separation from Service. For each calendar year, a Participant may elect, in writing by December 31 of the year preceding the applicable calendar year to defer the Restricted Stock Units to be granted to the Participant during such calendar year; provided, however, an individual who becomes a Non-Employee Director for the first time after a calendar year has commenced may make a deferral election, prior to the date the individual becomes a Non-Employee Director, with respect to all or a portion of the Restricted Stock Units that are granted after the date of such election
3.8Adjustment. All Restricted Stock Units provided under the Program are subject to adjustment in accordance with the provisions of Section 4.5 of the 2017 Plan.
3.9Availability of Shares. If on any grant date, the number of shares of Common Stock which would otherwise be granted in the form of Restricted Stock Units granted under the Program shall exceed the number of shares of Common Stock then remaining available under the 2017 Plan, the available shares shall be allocated to Participants pro-rata in proportion to the number of shares subject to Restricted Stock Units that Participants would otherwise be entitled to receive, and the remaining portion of their Restricted Stock Unit grant shall be granted in the form of cash compensation, subject to the same vesting and payment terms as set forth in this Section 3.
4.Cash Compensation.
4.1General. The Company shall pay each Participant an annual cash retainer of $100,000 per calendar year (the “Annual Cash Retainer”). In addition to the Annual Cash Retainer, (i) Participants serving as the Chair of the Audit Committee or the Chair of the Compensation Committee are entitled to an additional $25,000 cash payment per calendar year, Participants serving as the Chair of the Environmental, Social and Governance Committee are entitled to an additional $20,000 cash payment per calendar year and Participants serving as the Chair of the Nominating and Corporate Governance Committee are entitled to an additional $15,000 cash payment per calendar year (the “Chairperson Retainers”) and (ii) the Company’s Lead Director is entitled to an additional $95,000 cash payment per calendar year (the “Lead Director Retainer” and, together with the Annual Cash Retainer and Chairperson Retainers, the “Cash Compensation”). Subject to Section 4.2, the Cash Compensation shall be paid quarterly in arrears (but in any event no later than the March 15th immediately following the conclusion of the applicable year). If a Participant dies prior to receiving his or her Cash Compensation for a particular quarter, such Cash Compensation shall be distributed to the Participant’s Beneficiary or, in the absence of a Beneficiary, to the Participant’s estate. For purposes of determining the amount of such quarterly payment(s), a Participant who joins the Board or a committee following the beginning of the applicable quarter shall be entitled to a pro rata portion of the Cash Compensation based on the number of days served on the Board or applicable committee during such quarter. The amount of Cash Compensation set forth in this Section 4.1 shall remain in effect until modified by the Board and the amounts set forth herein shall be automatically updated, without any action or amendment of this Program required, to reflect the Cash Compensation as subsequently modified by the Board.
4.2    Deferrals. For each calendar year, a Participant may elect, in writing by December 31 of the year preceding the applicable calendar year, to (i) receive the Cash Compensation payable in cash quarterly, as specified in Section 4.1, or (ii) defer the Cash Compensation in the form of fully-vested Deferred Stock Units which constitute “Other Stock Awards” granted pursuant to Article 8 of the 2017 Plan; provided, however, an individual who becomes a Non-Employee Director for the first time after a calendar year has commenced may make a deferral election, prior to the date the individual becomes a Non-Employee Director, with respect to all or a portion of the Cash Compensation that is earned after the date of such election.
If a Participant does not affirmatively make an election (or fails to make a timely election) with respect to the Cash Compensation, then all of such Cash Compensation will be payable in the form of cash, as specified in Section 4.1.
4.3    Deferred Stock Unit Account. The Company shall maintain an account (“DSU Account”) on its books in the name of each Participant, which shall reflect the number of Deferred Stock Units awarded to a Participant that the Participant is eligible to receive under this Program and which have not yet been distributed to the Participant in accordance with Section 4.2 hereof. The crediting of Deferred Stock Units to the Participant’s DSU Account with respect to the deferral of Cash Compensation pursuant to Section 4.2 shall be made as of the first trading day for the calendar year in which such fees are earned by the Participant (or, in the case of a newly appointed Non-Employee Director that elects to defer his or her Cash Compensation in accordance with Section 4.2, the first trading day on or after the

Non-Employee Director commences service on the Board). The number of Deferred Stock Units to be credited shall be equal to the result of dividing the amount deferred for the calendar year by the Fair Market Value of a share of Common Stock on the first trading day for the calendar year in which such fees are earned by the Participant (or, if applicable, the trading day on or after date the Non-Employee Director commences service on the Board) (reduced to the nearest whole number), subject to the terms and conditions of this Program and the 2017 Plan.
4.4 Dividend Equivalents. Upon the payment of any dividend on Common Stock occurring during the period preceding the distribution of a Participant’s Deferred Stock Unit award pursuant to Section 4.2 below, the Company shall credit to a cash account maintained by the Company on its books in the name of the Participant Dividend Equivalents, as calculated in accordance with Section 3.4, with respect to the Deferred Stock Units. No interest or earnings shall be credited with respect to the Dividend Equivalents. Such Dividend Equivalents shall be subject to the same distribution provisions of this Program applicable to the Deferred Stock Units to which such Dividend Equivalents relate.
4.5    Distribution. Subject to any deferral election completed by the Participant and Section 409A of the Code, the Deferred Stock Units  shall be payable to the Participant in a single lump sum payment within sixty (60) days following the Participant’s Separation from Service.
4.6    Vesting. A Participant shall become 100% vested in the Deferred Stock Units granted hereunder upon December 31 of the calendar year in which the Deferred Stock Units are earned, provided that the Participant has not incurred a Separation from Service prior to such date; provided, however, if the Participant has a Separation from Service for any reason prior to such December 31, the Participant shall become vested in a prorated portion of the Deferred Stock Units as of the date of such Separation from Service based on the number of days from January 1 to the date of Separation from Service divided by 365, and any Deferred Stock Units not so vested shall be forfeited; provided, further, if a Participant ceases to serve as a Chair of a Board Committee or as Lead Director prior to December 31, the Participant shall become vested in a prorated portion of the Deferred Stock Units attributable to such service based on the number of days from January 1 to the date the Participant ceased serving as Chair of a Board Committee or Lead Director divided by 365, and any Deferred Stock Units not so vested shall be forfeited.
4.7    Adjustment. All Deferred Stock Units provided under the Program are subject to adjustment in accordance with the provisions of Section 4.5 of the 2017 Plan.
4.8    Availability of Shares. If on any grant date, the number of shares of Common Stock which would otherwise be granted in the form of Deferred Stock Units granted under the Program shall exceed the number of shares of Common Stock then remaining available under the 2017 Plan, the available shares shall be allocated to Participants pro-rata in proportion to the number of shares subject to Deferred Stock Units that Participants would otherwise be entitled to receive, and the remaining portion of their Deferred Stock Unit grant shall be granted in the form of cash compensation, subject to the same payment terms as set forth in this Section 4.
5.General Provisions.
5.1Amendment, Suspension or Termination. Subject to the limitations contained in Article 14 of the 2017 Plan, the Board may, at any time amend, suspend or terminate the Program as it deems advisable and in the best interests of the Company.
5.2No Obligation to Reelect or Reappoint. Nothing in the Program or the 2017 Plan shall be deemed to create an obligation on the part of the Board to nominate a Participant for reelection by the Company’s stockholders or to fill any vacancy upon action of the Board.
5.3Unfunded Arrangement. The Program shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Participant shall have any interest in any particular assets of the Company or its affiliates by reason of the right to receive a benefit under the Program and any such Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Program.
5.4Nontransferability. No interest hereunder shall be transferable other than by will, the laws of descent and distribution or pursuant to procedures approved by the Company related to the designation of a Beneficiary pursuant to Section 6.5 below. Except pursuant to the preceding sentence, no interest hereunder may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.
5.5Designation of Beneficiary. The Participant may file with the Company a written designation (in a form and submitted in a manner acceptable to the Company) of one or more individuals, trustees, trusts or other entities as such holder’s beneficiary or beneficiaries (“Beneficiary”) in the event of the holder’s death.
5.6Withholding. In the event that federal, state, foreign or local taxes must be withheld from any distribution hereunder, (a) the Company shall deduct from any such distribution in cash the amount of such required withholding and (b) with respect to distributions in shares of Common Stock, subject to such rules and limitations as may be established by the Committee from time to time, withholding obligations, if any, shall be satisfied from one of the following elected by the Participant: (i) by cash payment by the Participant; (ii) through the surrender of shares of Common Stock already owned by the Participant that are acceptable to the Committee; or (iii) through the surrender of shares of Common Stock to which the Participant is otherwise entitled under the Program; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation, if any (based on minimum statutory withholding rates for applicable tax purposes that are applicable to such taxable income) or such higher withholding rate that is permitted under applicable law and accounting rules.
5.7Administration. The Program and the 2017 Plan are administered by the Committee. The rights of Participants hereunder are expressly subject to the terms and conditions of the Program and the 2017 Plan, together with such guidelines as have been or may be adopted from time to time by the Committee.
5.8No Rights as Stockholder. Except as provided herein, Participants shall have no rights as a stockholder with respect to the Restricted Stock Units until the Common Stock subject to such Restricted Stock Units are distributed to the Participant.
5.9Interpretation. Any interpretation by the Committee of the terms and conditions of the Program, the 2017 Plan or any guidelines shall be final.
5.10    Governing Law. The Program and each award hereunder and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
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